Exhibit (d)(43)

FINANCIAL INVESTORS TRUST

RONDURE NEW WORLD FUND
RONDURE OVERSEAS FUND

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (this “Agreement”), effective as of March 21, 2017, by and between Financial Investors Trust (the “Trust”), a Delaware statutory trust having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203, and Rondure Global Advisors, LLC (the “Investment Adviser”), a Delaware investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and having its principal place of business at 136 South Main Street, Suite 720, Salt Lake City, Utah 84101.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Trust desires to retain the Investment Adviser to furnish investment advisory and administrative services to certain investment portfolios of the Trust and may retain the Investment Adviser to serve in such capacity with respect to certain additional investment portfolios of the Trust, all as now or hereafter may be identified in Schedule A hereto as such Schedule may be amended from time to time (each investment portfolio is individually referred to herein as a “Fund” and collectively as the “Funds”), and the Investment Adviser represents that it is willing and possesses legal authority to so furnish such services without violation of applicable laws and regulations;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.
Appointment. The Trust hereby appoints the Investment Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. Additional investment portfolios may be added to those covered by this Agreement by the parties executing a new Schedule A, which shall become effective upon its execution and shall supersede any Schedule A having an earlier date.

2.	Delivery of Documents. The Trust has furnished the Investment Adviser with copies, properly certified or authenticated, of each of the following:

(a)	the Trust’s Trust Instrument dated February 24, 1994, and any and all amendments thereto or restatements thereof;

(b)	the Trust’s By-Laws and any amendments thereto;

(c)	resolutions of the Trust’s Board of Trustees authorizing the appointment of the Investment Adviser and approving this Agreement;

(d)	the Trust’s Notification of Registration on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission (the “Commission”), and all amendments thereto;

(e)	the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and under the 1940 Act as filed with the Commission and all amendments thereto; and

(f)
the most recent Prospectus and Statement of Additional Information of each of the Funds (such Prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively referred to as the “Prospectus”).

The Trust agrees to furnish the Investment Adviser with copies of all future amendments of or supplements to the foregoing documents in a timely fashion.

3.
Management. Subject to the supervision of the Trust’s Board of Trustees, the Investment Adviser will provide a continuous investment program for the Funds, including investment research and management with respect to all securities and investments in the Funds. The Investment Adviser will determine what securities and other investments will be purchased, retained or sold by the Trust with respect to the Funds. The Investment Adviser will provide the services under this Agreement in accordance with each Fund’s investment objectives, policies, and restrictions as stated in the Prospectus. The Investment Adviser further agrees that it:

(a)
will conform with applicable Rules and Regulations of the Commission under the 1940 Act and, in addition, will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Investment Adviser;

(b)
will place, or cause to be placed, orders for the Funds either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Investment Adviser will attempt to obtain the best execution of orders, as determined by the Investment Adviser. Consistent with this obligation and to the extent permitted by the 1940 Act, the Investment Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Investment Adviser with research advice and other services, where the cost of said services may be included as part of the brokerage commissions. However, a broker's or dealer's sale or promotion of Fund shares shall not be a factor considered by the Investment Adviser or its personnel responsible for selecting brokers or dealers to effect securities transactions on behalf of the Fund(s), nor shall the Investment Adviser enter into any agreement or understanding under which it will direct brokerage transactions or revenue generated by those transactions to brokers or dealers to pay for distribution of Fund shares; and

(c)	will maintain all books and records with respect to the securities transactions of the Funds as required under the Advisers Act.

The Investment Adviser may, subject to the approval of the Trust’s Board of Trustees, appoint a sub-adviser to provide the services contemplated hereunder; provided, however, that the Investment Adviser shall not be relieved of any of its obligations under this Agreement by the appointment of such sub-adviser.

4.
Services Not Exclusive. The investment management services furnished by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

5.
Expenses. In addition to the fee of the Investment Adviser, the Funds shall assume and pay the cost of securities (including, but not limited to, brokerage commissions, foreign exchange commissions, taxes, and borrowing costs (such as dividend expenses on securities sold short and interest)), any expenses for services rendered by the custodian, and all other charges and expenses of the Funds’ operations including, but not limited to, compensation of Trustees, charges and expenses of independent auditors, legal counsel, CCO, PFO, transfer agent, fund accounting, tax services, fund administration, shareholder servicing, reporting and communications, insurance, filing of trust documents or otherwise, taxes and fees payable to federal, state or other governmental agencies, and other miscellaneous operating expenses. The Investment Adviser will pay expenses incurred by it in connection with its activities under this Agreement (including, but not limited to, compensation of and office space for officers and employees of the Investment Adviser connection with the management of the Funds). The Investment Adviser shall not be obligated under this Agreement to pay expenses of or for the Trust or any Fund not expressly assumed by the Investment Adviser in this Section 5 or as the Investment Adviser may voluntarily assume by separate written agreement.

6.
Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Funds will pay the Investment Adviser a fee as set forth on Schedule A hereto. The obligation of the Funds to pay the above-described fee to the Investment Adviser will begin as of the date of the initial public sale of shares in the Funds. This fee will accrue daily at the rate of 1/365th of the applicable advisory fee rate and be payable as soon as practicable after the last day of each month.

7.
Intellectual Property. The Investment Adviser has proprietary rights in the “Rondure” name used by the Funds. To the extent of such rights, the Investment Adviser may withdraw from the Funds or the Trust the use of the “Rondure” name at any time upon thirty (30) calendar days’ notice.

8.
Proxy Voting. The Investment Adviser will take any and all action and provide any and all advice with respect to the voting of securities held by the Funds in accordance with each Fund’s Proxy Voting Policies and Procedures, as amended and revised from time to time.

9.
Compliance Reports. The Investment Adviser, at its expense, will provide the Trust with such compliance reports relating to its duties under this Agreement on an as needed (or requested) basis, but shall furnish such compliance reports at least on a quarterly basis. Annually the Investment Adviser shall provide the Trust with the Investment Adviser’s written policies and procedures as required by Rule 206(4)-7 under the Advisers Act.

10.
Limitation of Liability. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

11.
Duration and Termination. This Agreement will become effective with respect to each Fund listed on Schedule A as of the date first written above (or, if a particular Fund is not in existence on that date, on the date a registration statement relating to that Fund becomes effective with the Commission), provided that it shall have been approved by vote of a majority of the outstanding voting securities of such Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect for an initial term of two (2) years. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Fund for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of all votes attributable to the outstanding shares of such Fund. Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time on 60 days’ written notice, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund) or by the Investment Adviser. This Agreement will immediately terminate in the event of its assignment. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.

12.
Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the trustees who are not interested persons of the Investment Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

13.	Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Investment Adviser at:
Rondure Global Advisors, LLC
136 South Main Street, Suite 720
Salt Lake City, UT 84101
Attn:

To the Trust or the Funds at:
Financial Investors Trust
1290 Broadway, Suite 1100
Denver, CO 80203
Attn: Secretary

14.
Governing Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Delaware, without regards to the conflicts of law provisions of such state.

15.
Miscellaneous. A copy of the Certificate of Trust establishing the Trust is on file with the Secretary of State of Delaware, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Funds by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Trust. This Agreement contains the entire understanding and agreement of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Rondure Global Advisors, LLC

By:	/s/ Eric Huefner

Name:	Eric Huefner
Title:	CCO

Financial Investors Trust
on behalf of the Funds

By:	/s/ Edmund J. Burke

Name:	Edmund J. Burke
Title:	President

SCHEDULE A

TO THE INVESTMENT ADVISORY AGREEMENT
BETWEEN
FINANCIAL INVESTORS TRUST
AND
RONDURE GLOBAL ADVISORS, LLC

Name of Fund	Annual Investment Adviser Fee*
Rondure New World Fund	0.85%
Rondure Overseas Fund	0.70%

Rondure Global Advisors, LLC

By:	/s/ Eric Huefner

Name:	Eric Huefner
Title:	CCO

Financial Investors Trust
on behalf of the Funds

By:	/s/ Edmund J. Burke

Name:	Edmund J. Burke
Title:	President

*	All fees are computed daily based on average net assets of the Fund.